[Logo of The CIT Group, Inc.]                                      Exhibit 99.2
                                        Contact:         Michael J. McGowan
                                                         Vice President
                                                         Communications Services
                                                         (973)535-3506
                                                         mmcgowan@citgroup.com
FROM:           THE CIT GROUP
                650 CIT DRIVE
                LIVINGSTON, NJ 07039

FOR IMMEDIATE RELEASE

            THE CIT GROUP NAMES DANIEL P. AMOS TO BOARD OF DIRECTORS

     LIVINGSTON, NJ (January 28, 1998) -- The CIT Group, Inc. [NYSE:CIT], one of
the  nation's  largest  commercial  and  consumer  financing  companies,   today
announced the appointment of Daniel P. Amos to its Board of Directors.

     Mr. Amos is President and Chief Executive Officer of AFLAC Incorporated [NYSE:AFL] and its primary subsidiary, American Family Life Assurance Company of Columbus (AFLAC). AFLAC is a leading provider of supplemental insurance at the work site in the United States and the largest foreign insurer in Japan.

     "We are pleased to have Daniel Amos join our Board of Directors," said Albert R. Gamper, Jr., President and Chief Executive Officer, The CIT Group. "His strategic view of the market and his experience as a successful Chief Executive Officer will provide a significant benefit to The CIT Group."

     Mr. Amos is a director of Georgia Power Company. He serves as a member of the Consumer Affairs Advisory Committee of the Securities and Exchange Commission. Additionally, Mr. Amos is Chairman of the Board of The Japan-America Society of Georgia and the University of Georgia Foundation. He also serves on the board of trustees of Egleston Children's Health Care System in Atlanta and the House of Mercy in Columbus, Georgia.

     He has received numerous awards and recognitions, including: the Silver Award in Financial World magazine's "CEO of the Year" competition, Executive of the Year by the Georgia Securities Association, The Wall Street Transcript Silver CEO in the life insurance category, and the University of Georgia Business School's "Distinguished Alumnus Award." Mr. Amos holds a BBA from the University of Georgia in risk management and insurance.

     With more than $22 billion in managed assets, The CIT Group, Inc. (www.citgroup.com) is one of the nation's largest commercial and consumer financing companies. Founded in 1908, the Company provides diversified financing products and services to a broad range of customers through strategically focused business units.

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